Exhibit 10.2

EXECUTION COPY

EXLSERVICE HOLDINGS, INC.

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and between ExlService Holdings, Inc. (the “Company”) and Matthew Appel (the “Executive”) and dated as of October 10, 2008 (the “Effective Date”).

In consideration of the promises set forth in this Agreement, the Executive and the Company (the “Parties”) hereby agree as follows:

1. Termination of Employment.

The Executive and the Company hereby agree that Executive’s employment and any and all appointments he holds with the Company and any of its affiliates or subsidiaries (collectively, the “Company Group”), whether as officer, director, employee, consultant, agent or otherwise, shall cease as of March 16, 2009 (the “Termination Date”); provided, however, that if the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Annual Report”) is not filed with the Securities and Exchange Commission (“SEC”) on or prior to March 16, 2009, (a) the parties may extend the Termination Date by mutual agreement or (b) if so required pursuant to Section 2B hereof, the Company shall extend the Termination Date to the earlier of the date the Annual Report is filed with the SEC and April 15, 2009. Effective as of the Termination Date, the Executive shall have no authority to act on behalf of the Company or any other member of the Company Group, and shall not hold himself out as having such authority or otherwise act in an executive or other decision-making capacity.

The Company agrees that prior to the Termination Date the Executive’s employment with the Company Group shall not be terminated by the Company for any reason other than for “Cause”, as defined in the Employee Offer Letter dated February 22, 2007 from the Company to the Executive (the “Offer Letter”). The Executive agrees not to voluntarily terminate his employment with the Company Group prior to the Termination Date. Both the Company and the Executive agree that the Executive’s termination under this Agreement is not to be regarded as a termination of the Executive’s employment by the Company without Cause or a termination of the Executive’s employment by the Executive for “Good Reason”, as defined in the Offer Letter.

The Executive acknowledges that from the Effective Date through the Termination Date the Executive will continue (without regard to the existence of this Agreement or the Executive’s departure from the Company as contemplated hereby) to devote his entire business time and best efforts to the performance of his duties hereunder as the Chief Financial Officer of the Company including, without limitation, timely filing the Annual Report with the SEC, and will continue to follow the lawful instructions of the Board.

2. Entitlements.

A. As of and after the Termination Date, the Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by any member of the Company Group in respect of periods commencing on and following the Termination Date, including, without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Executive shall be entitled to all benefits accrued up to the Termination Date, under all employee benefit plans of any member of the Company Group, in accordance with the terms of such plans. The Executive may maintain his employee medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) at his own expense.

B. In consideration for the Executive’s entering into this Agreement, subject to (i) Executive’s achievement of a performance rating of at least 3 on the 5 point scale of the Company’s appraisal process (provided that for this purpose such performance shall be measured against performance goals to be mutually agreed between the Company and the Executive for the remaining period of employment through the Termination Date) and (ii) Section 6 below, the Company will provide the Executive with a lump sum cash payment of $150,000 (the “Payment”), payable on the business day after the day on which the Company has filed the Annual Report with the SEC; provided, however, that the Annual Report is filed on or before March 16, 2009; provided, further, that (1) if the Company is unable to file its Annual Report with the SEC on or before March 16, 2009 due to events or matters which are both (x) not within the scope of Executive’s duties as Chief Financial Officer of the Company (which duties, for the avoidance of doubt, include, without limitation, the management of the financial and accounting functions and personnel within the Company and its subsidiaries) and (y) otherwise beyond the reasonable control of the Executive, the Company shall extend the Termination Date to a date on or before April 15, 2009, and the Executive shall be entitled to receive the Payment if the Company files the Annual Report with the SEC prior to the Termination Date (as so extended) and (2) if the parties agree to extend the Termination Date as contemplated by Section 1 hereof, then the Executive shall still be entitled to receive the Payment if the Company files the Annual Report with the SEC prior to the Termination Date (as so extended). In addition, subject to Section 6 below, the Company will provide the Executive with an additional lump sum cash payment of $25,000 in the event (I) the Executive certifies the Annual Report for purposes of Sections 302 and 906 of the Sarbanes-Oxley Act, and (II) the Executive assists in the production of an internal control report pursuant to Section 404 of the Sarbanes-Oxley Act which affirms the responsibility of the Company’s management for establishing and maintaining an adequate internal control structure and procedures for financial reporting and which contains an assessment, as of December 31, 2008, of the effectiveness of, and the absence of a material weakness in, the internal control structure and procedures of the Company for financial reporting, and (III) the Company’s auditors confirm in their opinion (as part of the Annual Report) that the Company maintained, in all material respects, internal control over financial reporting as of December 31, 2008.

C. Except as otherwise provided in Section 2H below, the Executive agrees that other than the payments enumerated in Section 2B above, the Executive shall not be entitled to receive any other severance payments from the Company Group, whether under the terms of the Offer Letter or any other separation pay plan maintained by the Company Group. The Executive shall also not receive a bonus in respect of the Company’s 2008 fiscal year.

D. Notwithstanding anything to the contrary in this Agreement: (i) nothing in this Agreement shall affect the ability of the Company under the Offer Letter to terminate the Executive’s employment for “Cause” (as defined in the Offer Letter) and the Company reserves is rights under the Offer Letter and applicable law to take appropriate action if it determines (whether before, on or after the Termination Date) that it has (or had) grounds to terminate the Executive’s employment for Cause; and (ii) if the Executive’s employment is terminated for Cause, the Executive shall have no entitlement to any of the payments or benefits provided under this Agreement.

E. Except as otherwise provided in Section 2H below, any equity compensation award held by the Executive on the Termination Date shall be treated in accordance with its terms. For the avoidance of doubt, upon the Executive’s termination of employment on the Termination Date, the Executive shall not be required to repay any amounts pursuant to the last sentence of the last paragraph of the “Relocation” section of the Offer Letter.

F. All restrictions and obligations set forth in the Offer Letter (including, without limitation, those governing noncompetition, nonsolicitation, nondisparagement (including the Company’s obligations under the Offer Letter in respect thereof) and confidentiality) shall continue in full force and effect in accordance with their terms and shall survive the termination of the Executive’s employment to the extent necessary to preserve the intended rights and benefits thereunder.

G. The Company shall not object to any application for Unemployment Insurance Benefits made by or on the behalf of the Executive and shall cooperate with any application, inquiry or investigation necessary to establish benefits.

H. Nothing in this Agreement shall affect the change in control provisions of any equity compensation awards granted to the Executive or the change in control provisions of the Offer Letter.

3. Return of Company Property.

A. No later than the Termination Date, the Executive shall return to the Company all originals and copies of papers, notes and documents (in any medium, including computer disks), prepared, received or obtained by the Executive or his counsel during the course of, and in connection with, his employment with the Company or any member of the Company Group, and all equipment and property of any member of the Company Group which may be in the Executive’s possession or under his control, whether at the Company’s offices, the Executive’s home or elsewhere, including all such papers, work papers, notes, documents and equipment in the possession of the Executive and his counsel. The Executive agrees that he and his family and counsel shall not retain copies of any such papers, work papers, notes and documents.

B. Notwithstanding the foregoing, the Executive may retain copies of any agreements between the Executive and the Company relating to the Executive’s employment and compensation for services, this Agreement and any employee benefit plan materials distributed generally to participants in any such plan by the Company.

4. Reconciliation.

A. On the Termination Date, all telephone, credit card and other accounts being paid by any member of the Company Group on the Executive’s behalf shall be terminated and all related telephone cards, credit cards and other similar instruments shall be returned to the Company and canceled. To the extent any charges are made by the Executive using such company accounts, telephone cards, credit cards and other similar instruments after the Termination Date, such charges will be solely the Executive’s responsibility.

B. The Executive shall have 30 days following the Termination Date to submit to the Company all receipts, invoices, statements or other documents supporting his entitlement to reimbursement for any properly incurred business expenses, consistent with the terms of the Executive’s employment and the policies of the Company Group. Where such receipts, invoices, statements or other documents are not yet available, for example, including but not limited to, credit card statements for a billing cycle that has not yet closed, the Executive shall have no more than 90 days from the Termination Date to submit such documentation in support of a request for reimbursement.

5. Communications and Cooperation.

A. The Company shall have discretion (after consultation with the Executive) regarding the timing, content and any and all aspects of its internal, external and media communication concerning the termination of the Executive’s employment by the Company, so long as such communications accord with the terms of this Agreement. The Executive shall not participate in any such communication without the advance consent of the Company’s General Counsel or his designee.

B. The Executive shall cooperate in the orderly transition of Executive’s responsibilities and duties to Executive’s successor who shall be appointed by the Company Group. In addition, the Executive shall continue to make himself available at reasonable times, so as not to unreasonably interfere with his ongoing business activities, to answer questions relating to the historic operation and administration of the Company Group. In addition, the Executive agrees to cooperate fully with the Company Group in connection with litigation, arbitration and similar proceedings (collectively “Dispute Proceedings”) and to provide truthful testimony with respect to the Executive’s knowledge in any such Dispute Proceedings involving the Company and or any member of the Company Group, without additional compensation or consideration from the Company, provided that if the Executive is requested by the Company or the Company Group to cooperate as provided in this Section after the one year anniversary of the Termination Date, then the Executive shall be compensated on an hourly basis at the rate of $250 per hour, subject to a daily maximum of $2,000, for such cooperation. In the event that the Executive is requested by the Company or the Company Group to cooperate as required in this Section, the Company shall reimburse the Executive for all his reasonable and documented out-of-pocket travel and lodging expenses.

6. Requirement of Release.

As a condition precedent to the payment to the Executive of any amounts set forth in Section 2 B, the Executive shall execute and deliver a general release of claims (“Release”) in favor of each member of the Company Group and their respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, partners, members, managers, trustees, agents (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives and agents or any of them, and each of their affiliates, successors and assigns, substantially in the form attached hereto as Attachment A, which shall also be executed by the Company, and such Release shall have become effective in accordance with its terms.

7. Indemnification.

In further consideration of the Executive’s execution of this Agreement, and notwithstanding anything contained herein to the contrary, the Company shall indemnify and hold the Executive harmless to the fullest extent permitted by the Company’s certificate of incorporation and by-laws in respect of matters arising in connection with the Executive’s employment and service as an officer of the Company and any member of the Company Group. The Company further acknowledges and agrees that nothing contained in this Agreement is intended to extinguish or in any way diminish the Executive’s right to indemnification provided by the first sentence of this Section 7.

8. Availability of Relief.

A. In the event that the Executive fails to abide by any of the terms of this Agreement, the Company may, in addition to any other remedies it may have, terminate any benefits or payments that are subsequently due under this Agreement, without waiving the release granted by Executive herein.

B. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under this Agreement, including but not limited to his obligations under Section 5 of this Agreement, or any of his post-termination-obligations under the Offer Letter, would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach of this Agreement or the Offer Letter, without the necessity of proof of actual damage and without the requirement of posting a bond.

9. Miscellaneous.

A. Notices. Any notice given pursuant to this Agreement (including any revocation of the Release contemplated by Section 6 hereof) to any Party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

If to the Company:

ExlService Holdings, Inc.

350 Park Avenue, 10th floor

New York NY 10022

Attention: Amit Shashank, Esq.

If to the Executive:

Matthew Appel

5055 Shoreline Drive

Frisco, Texas 75034

or at such other address as either Party shall from time to time designate by written notice, in the manner provided herein, to the other Party hereto.

B. Successors. This Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

C. Taxes. The Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under this Agreement. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations.

D. Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

E. Non-Admission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of the Company.

F. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, to the extent that the Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of the Executive from the other employment.

G. Governing Law/Venue. The laws of the State of New York shall govern this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto, without regard to any contrary choice of law rule or doctrine applicable in New York or elsewhere. The parties agree that unless otherwise mutually agreed at the time the claim arises, New York, New York, shall be the exclusive place of proper venue for any legal proceeding involving a claim arising from this Agreement, and the Executive consents to the personal jurisdiction of the courts in such location over him. Any action or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in state court, or if appropriate a federal court, located in the County and State of New York, and the Company and the Executive consent to the jurisdiction of such a court. EACH PARTY

HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9G.

H. Counterparts. This Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each Party hereto confirms that any facsimile copy of such Party’s executed counterpart of this Agreement (or its signature page hereof) shall be deemed to be an executed original thereof.

I. Entire Agreement. This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the Parties; provided that no rights or obligations established under any such superseded agreement and specifically preserved by this Agreement are extinguished; provided, further, that nothing in this Agreement shall supersede or extinguish the Executive’s obligations under the Offer Letter. Other than this Agreement and as otherwise explicitly stated herein, there are no agreements of any nature whatsoever between the Executive and the Company that survive this Agreement. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

EXLSERVICE HOLDINGS, INC.

By:	/s/ Rohit Kapoor
Name:	Rohit Kapoor
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Matthew Appel
Matthew Appel

Attachment A

(General Release of Claims)

A. In partial consideration of the payments and benefits described in Section 2B of the Separation Agreement entered into by and between ExlService Holdings, Inc. (the “Company”) and the undersigned (the “Executive”), dated as of October 10, 2008 (the “Separation Agreement”), to which payments and benefits the Executive agrees he is not entitled unless and until he executes and delivers to the Company this General Release of Claims (this “Release” or “Agreement”) and this Release becomes effective in accordance with Paragraph E below, the Executive, on the Executive’s own behalf and on behalf of the Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency), arbitration or other proceeding against, and waive, release, acquit and forever discharge, to the fullest extent permitted by law, each member of the Company Group (each capitalized but undefined term in this Release shall have the meaning given such term in the Separation Agreement) and their respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, partners, members, managers, trustees, agents (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives and agents or any of them, and each of their affiliates, successors and assigns (collectively, the “Releasees”), of, from and against any and all claims, demands, damages, rights, judgments, debts, dues, defenses, actions, suits, charges or causes of action whatsoever, of any and every kind, nature and description, whether known or unknown, accrued or not accrued, in law or in equity, that the Executive ever had, now has or shall or may have or assert as of the date of this Agreement relating to or arising out of events or circumstances occurring on or before the date hereof against any of the Releasees, including, without limiting the generality of the foregoing, any claims, demands, damages, rights, judgments, debts, dues, defenses, actions, suits, charges or causes of action arising out of or related to the Executive’s employment or termination of employment, or any term or condition of that employment, or that arise out of or relate in any way to any Federal, state or local statutory and common laws, including but not limited to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. The Executive further agrees that this Agreement may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, the Executive’s descendants, dependents, heirs. executors, administrators or permitted assigns. By signing this Release, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to (i) the right to enforce this Agreement or (ii) vested benefits under employee benefit plans of the Company and its subsidiaries and affiliates (collectively, the “Unreleased Claims”). Notwithstanding the foregoing, Executive does not release, discharge or waive any rights to indemnification (including under this Release of this Agreement) that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which such subsidiary or affiliate is a domiciliary, or any indemnification agreement between Executive and the Company, or any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy.

B. The Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination thereof (each individually a “Proceeding”).

C. The Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that by entering into this Agreement, he will be limiting the availability of certain remedies that he may have against the Company and also limiting his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in this Release shall prevent the Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or Federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in this Release of this Agreement (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC with respect to ADEA.

D. The Executive acknowledges that he has been given twenty-one (21) days from the date of receipt of this Agreement to consider all the provisions of this Agreement and he does hereby knowingly and voluntarily waive the balance of said given twenty-one (21) day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN THIS RELEASE AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

E. The Executive shall have seven days from the date of his execution of this Agreement to revoke this Agreement, including the release given under this Release with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If not revoked within such seven-day period, this Agreement shall become effective on the eighth day following the Executive’s execution of this Agreement. If the Executive revokes this Agreement during such seven-day period, the Executive will be deemed not to have accepted the terms of this Agreement, and the Company shall not have any obligation to provide the Executive with any of the payments or benefits under Section 2B of the Separation Agreement.

F. In partial consideration of Executive’s agreements and covenants under the Separation Agreement, the Company, on its own behalf and on behalf of each member of the Company Group, does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency), arbitration or other proceeding against, and waive, release, acquit and forever discharge, to the fullest extent permitted by law, the Executive, the Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present (the “Executive Releasees”), of, from and against any and all claims, demands, damages, rights, judgments, debts, dues, defenses, actions, suits, charges or causes of action whatsoever, of any and every kind, nature and description (other than for fraud, gross negligence or willful misconduct), whether known or unknown, accrued or not accrued, in law or in equity, that any member of the Company Group ever had, now has or shall or may have or assert as of the date of this Agreement relating to or arising out of events or circumstances occurring on or before the date hereof against any of the Executive Releasees, including, without limiting the generality of the foregoing, any claims, demands, damages, rights, judgments, debts, dues, defenses, actions, suits, charges or causes of action arising out of or related to the Executive’s employment or termination of employment; provided, that the foregoing does not waive or release claims with respect to the right to enforce this Agreement, the Separation Agreement or the Offer Letter, or the terms of any compensation arrangements or any indemnification arrangements for the benefit of or involving the Executive to which any member of the Company Group is a party. The Company further agrees that this Agreement may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Company.

IN WITNESS WHEREOF, the parties have executed this Release on the date specified below.

EXLSERVICE HOLDINGS, INC.

By:
Name:
Title:

EXECUTIVE

Matthew Appel

Date